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                                                                   Exhibit 10.57

                           NIEMAND INDUSTRIES, INC.
                      c/o Gibraltar Packaging Group, Inc.
                              2000 Summit Avenue
                                P. O. Box 2148
                              Hastings, NE 68901


                                 April 6, 2001

Merrell Ketchum, President
TEKPAK, Inc.
1410 South Washington Street
Marion, Alabama 36756

     Re:  Lease Between Niemand Industries, Inc. and TEKPAK, Inc.

Dear Merrell:

     We are sending this letter to you pursuant to the Lease dated February 1, 2000 (the "Lease") between Niemand Industries, Inc. ("Landlord") and TEKPAK, Inc. ("Tenant").

     As you know, TEKPAK has an option to purchase the Premises, pursuant to the terms set forth in Exhibit B of the Lease. Paragraph 1 of that Exhibit B defines the Purchase Price as $1,400,000, to be reduced by the value of the approximately 136 acres at the rear of the Premises (the "Rear Parcel") in the manner defined therein. This letter will confirm our agreement that, notwithstanding anything to the contrary in that Section 1 of Exhibit B, (i) Niemand shall be entitled to sell approximately 7.73 acres more than the approximately 136 acres described above, and such additional 7.73 acres shall be included in the definition of the "Rear Parcel", (ii) so long as the presently contemplated sale of the Rear Parcel closes, the value of the Rear Parcel will be deemed to be $269,457, and that, as a result, the Purchase Price for the Premises, in the event of your election to exercise the option set forth in Exhibit B to the Lease, will be $1,130,543, and (ii) Section 24.01 of the Lease is hereby amended to provide as follows:

          Section 24.01  Option To Purchase. Tenant shall have the option to
                         ------------------
     purchase the Premises on the terms set forth in Exhibit B attached hereto and made a part hereof. Tenant shall exercise said option by written notice to Landlord no later than ninety (90) days prior to the expiration of the Term.

     In addition, we have agreed that, notwithstanding anything contained in
Section 6.01 of the Lease to the contrary, Tenant shall not be required to maintain "all risk" insurance on the buildings and improvements on the Premises any longer. This change relates only to the replacement cost of the buildings and improvements and to the possible loss of rents to Landlord. Landlord will obtain such coverage and will provide Tenant with a certificate of such insurance. If Tenant desires any other coverage on the Premises, it should maintain such coverage on its own.
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     I trust that the foregoing sets forth our understandings. If so, please confirm by signing a copy of this letter and returning it to me.

                                         Very truly yours,

                                         NIEMAND INDUSTRIES, INC.


                                         /s/ Brett Moller

                                         Brett Moller, Vice President


Agreed this __ day of April,
2001.

TEKPAK, Inc.

By: /s/ Merrell A. Ketchum

    Merrell A. Ketchum, President

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